October 4, 1996

Mr. Richard Cooper
Chairman of the Board -
Chief Executive Officer

Stan Altschuler
President -
Chief Operating Officer

Strategic Growth International, Inc.
111 Great Neck Road
Suite 606
Great Neck, NY  11021

Dear Rich & Stan:

      This letter is to confirm the agreement under which Strategic Growth International, Inc. will serve as Investor Relations Consultant to BCAM International, Inc. ("the Company").

DUTIES:

As Investor Relations Consultant, you will:

      a) Consult with the management of the Company on Investor Relations aspects of shareholder communications, including how to arrange and conduct meetings with the professional investment community and investor groups; how to communicate the corporate message to specified audiences, and how to enhance relations with security analysts and the financial press.

      b) Help develop and implement a comprehensive Investor Relations program. Each plan will be designed to achieve results-oriented quantified goals and objectives.

      c) Provide professional staff services as may be reasonably required to help the Company carry out its programs and objectives.

The scope of SGI's services shall not include any activities related to or regarding the raising of funds. Such activities shall be subject to a separate agreement.

Mr. Richard Cooper & Stanley Altschuler
October 4, 1996
Page 2


LIABILITY:

The Company agrees to indemnify and hold harmless SGI from and against any and all losses, claims, damages, expenses or liabilities which SGI may incur based upon information, representations, reports or data furnished by the Company to the extent that such material is furnished, prepared or approved by the Company for use by SGI.

OUT OF POCKET EXPENSES:

The Company will reimburse SGI for all reasonable out-of-pocket disbursements, including travel expenses, made in the performance of its duties under this agreement. Items, such as luncheons with the professional investment community, graphic design and printing, postage, long distance telephone calls, etc., will be billed as incurred.

RECORDS AND RECORD KEEPING:

SGI will maintain accurate records of all out-of-pocket expenditures incurred on behalf of the Company. Authorization for projects and operating activities will be obtained in advance before commitments are made.

TERMS OF PAYMENT:

Billings will be done monthly for the coming month. Expenses and charges will be included in the following month's bill.

Payment will be due within ten (10) days upon receipt of invoice.

SERVICE FEES:

The Company will pay SGI a monthly retainer fee of $6,000 for services under this agreement. The monthly retainer shall commence on September 1, 1996 for one year.

In addition, immediately upon execution of this agreement, the Company will issue a grant of a four year option for SGI to purchase 100,000 shares of the Company's common stock at the closing per share bid price on August 20, 1996, plus up to 300,000 additional options to purchase common stock of the Company, exercisable over four years from grant, at the closing bid price on the date of grant with the date or dates of grant and amount of shares to be based upon fulfillment of certain performance standards as shall be determined by the Company's Chief Executive Officer.

Mr. Richard Cooper & Stanley Altschuler
October 4, 1996
Page 3


TERMS OF AGREEMENT:

This agreement is to extend from September 1, 1996 for one year. The agreement shall be automatically renewed in one year, unless either party provides written notice by August 1, 1997.

This agreement shall be governed by and subject to the jurisdiction of and law of New York State.

Please confirm agreement to the above by endorsing all three (3) copies and returning two (2) copies to BCAM International, Inc.

AGREED TO AND ACCEPTED BY:


/s/ Michael Strauss                         \s\ Richard Cooper
-------------------                         ------------------
BCAM International, Inc.                    Strategic Growth International, Inc.

AT/gll